                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

WEST COAST POWER LLC CONSOLIDATED FINANCIAL STATEMENTS
INDEX
DECEMBER 31, 2003 AND 2002

                                                                                   PAGE
                                                                                   ----
REPORT OF INDEPENDENT AUDITORS                                                      2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets                                                         5

Consolidated Statements of Operations                                               6

Consolidated Statements of Members' Equity and Comprehensive Income                 7

Consolidated Statements of Cash Flows                                               8

Notes to Consolidated Financial Statements                                          9

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
West Coast Power LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of West Coast Power LLC (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The consolidated financial statements of the Company as of December 31, 2001 and for the year then ended, were audited by other independent public accountants who have ceased operations. Those independent public accountants expressed an unqualified opinion on those financial statements in their report dated February 28, 2002 (except with respect to a matter discussed in Note 9 of said financial statements, as to which the date is March 11, 2002).

As discussed in Note 9, the Company is the subject of substantial litigation. The Company's ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation. The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," that might result from the ultimate resolution of such matters.

As discussed in Note 2, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets." As discussed in Note 2, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

As discussed above, the consolidated financial statements of the Company as of December 31, 2001, were audited by other independent public accountants who have ceased operations. As described in Note 2, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142 which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 2. In our opinion, the transitional disclosures for 2001 in Note 2 are appropriate. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such disclosures and accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 4, 2004

Note: This is a copy of a report issued by Arthur Andersen LLP, our former independent public accountants. This report has not been reissued by Arthur Andersen LLP in connection with West Coast Power LLC's financial statements for the year ended December 31, 2003. West Coast Power LLC's consolidated balance sheets as of December 31, 2001 and 2000, and consolidated statements of operations, consolidated members' equity and comprehensive income and consolidated cash flows for the years ended December 31, 2000 and 1999, are not required to be presented and are not included in these financial statements. Additionally, the consolidating information for 2001 referred to below as being presented in Note 10 is not required to be presented and is not included in these financial statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of
West Coast Power LLC

We have audited the accompanying consolidated balance sheets of West Coast Power LLC (a Delaware limited liability company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, member equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Coast Power LLC as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The 2001 consolidating information in Note 10 is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP
Houston, Texas

February 28, 2002 (except with respect to the matter discussed in Note 9, as to which the date is March 11, 2002)

WEST COAST POWER LLC
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

                                                                              2003             2002
                                                                         --------------   --------------
ASSETS
Current assets
   Cash and cash equivalents                                             $  124,245,142   $   36,083,124
   Restricted cash                                                                   --       69,362,303
   Accounts receivable, net of allowance for doubtful accounts of
     $391,819,281 and $401,612,906, respectively                             57,843,586       60,970,908
   Inventories                                                               25,626,499       31,447,329
   Deposits and other                                                        40,999,687        7,971,890
   Asset from risk-management activities                                      8,739,539       49,380,506
                                                                         --------------   --------------
                Total current assets                                        257,454,453      255,216,060
                                                                         --------------   --------------
Property, plant and equipment, at cost
   Land                                                                      56,583,322       56,583,322
   Plant and equipment                                                      553,951,022      528,241,382
   Less: Accumulated depreciation                                          (157,016,977)    (126,168,082)
                                                                         --------------   --------------
                Property, plant and equipment, net                          453,517,367      458,656,622
                                                                         --------------   --------------
Asset from risk-management activities                                                --       34,215,765
Goodwill (Note 3)                                                                    --       38,998,481
                                                                         --------------   --------------
                Total assets                                             $  710,971,820   $  787,086,928
                                                                         ==============   ==============
LIABILITIES AND MEMBERS' EQUITY
Current liabilities
   Accounts payable
            Affiliates                                                   $   19,242,345   $   39,917,938
            Trade                                                             1,032,198        1,045,372
   Accrued liabilities                                                       26,241,219       11,712,647
   Liabilities from risk-management activities                                8,739,539       49,380,506
   Current maturities of long-term debt                                              --       10,000,000
                                                                         --------------   --------------
                Total current liabilities                                    55,255,301      112,056,463
Asset retirement obligation                                                   7,631,979               --
Liabilities from risk-management activities                                          --       34,215,765
Commitments and contingencies (Note 9)
Members' equity                                                             648,084,540      640,814,700
                                                                         --------------   --------------
                Total liabilities and members' equity                    $  710,971,820   $  787,086,928
                                                                         ==============   ==============

             See the notes to the consolidated financial statements.

WEST COAST POWER LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                                  2003               2002              2001
                                                                            ----------------   ----------------   ----------------
Revenues                                                                    $    695,964,053   $    585,306,960   $  1,562,062,267
Affiliate operating costs, exclusive of depreciation shown separately
   below                                                                        (302,954,125)      (456,526,399)    (1,123,221,590)
Nonaffiliate operating costs, exclusive of depreciation shown
   separately below                                                              (44,765,930)       (17,167,990)       (49,489,040)
Depreciation and amortization                                                    (31,692,792)       (27,227,164)       (30,440,631)
Impairment charges                                                               (38,998,481)       (13,450,866)                --
General and administrative expenses                                              (46,463,917)       (22,508,906)       (14,280,798)
                                                                            ----------------   ----------------   ----------------
     Income from operations                                                      231,088,808         48,425,635        344,630,208
Interest expense                                                                    (176,008)       (15,409,800)       (32,843,268)
Change in fair value of electricity options                                               --                 --         12,080,525
Interest income                                                                    1,327,284          1,129,160          2,491,253
                                                                            ----------------   ----------------   ----------------
Income before cumulative effect of change in accounting principles               232,240,084         34,144,995        326,358,718
Cumulative effect of change in accounting principle                                1,029,756                 --                 --
                                                                            ----------------   ----------------   ----------------
Net income                                                                  $    233,269,840   $     34,144,995   $    326,358,718
                                                                            ================   ================   ================

             See the notes to the consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY AND COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                            ACCUMULATED
                                                                               OTHER
                                                                           COMPREHENSIVE       MEMBERS'        COMPREHENSIVE
                                                                           INCOME (LOSS)        EQUITY             INCOME
                                                                           -------------    ---------------    -------------
BALANCE, DECEMBER 31, 2000                                                                  $   423,465,895
Contributions                                                                                    10,095,134
Net income                                                                                      326,358,718    $ 326,358,718
Distributions                                                                                  (102,241,088)
Cumulative effect of change in accounting principle                        $    (147,551)
Change in fair value of cash flow hedges                                      (6,411,167)
Amounts reclassified into income                                               2,031,884
                                                                           -------------
Other comprehensive income                                                    (4,526,834)        (4,526,834)      (4,526,834)
                                                                           -------------    ---------------    -------------
Comprehensive income for the year ended December 31, 2001                                                        321,831,884
                                                                                                               -------------
BALANCE, DECEMBER 31, 2001                                                   (4,526,834)        653,151,825
Contributions                                                                                    13,516,477
Net income                                                                                       34,144,995       34,144,995
Distributions                                                                                   (64,525,431)
Amounts reclassified into income                                               4,526,834
                                                                           -------------
Other comprehensive income                                                     4,526,834          4,526,834        4,526,834
                                                                           -------------    ---------------    -------------
Comprehensive income for the year ended December 31, 2002                                                         38,671,829
                                                                                                               -------------
BALANCE, DECEMBER 31, 2002                                                            --        640,814,700
Net income                                                                                      233,269,840      233,269,840
Distributions                                                                                  (226,000,000)
                                                                           -------------    ---------------    -------------
Comprehensive income for the year ended December 31, 2003                                                      $ 233,269,840
                                                                                                               -------------
BALANCE, DECEMBER 31, 2003                                                 $          --    $   648,084,540
                                                                           =============    ===============

             See the notes to the consolidated financial statements.

WEST COAST POWER LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                                  2003               2002              2001
                                                                            ----------------   ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $    233,269,840   $     34,144,995   $    326,358,718
Adjustments to reconcile net income to net cash provided by (used in)
   operating activities
     Depreciation and amortization                                                31,692,792         27,227,164         30,440,631
     Impairment charges                                                           38,998,481         13,450,866                 --
     Cumulative effect of change in accounting policy                             (1,029,756)                --                 --
     Change in fair value of electricity options                                          --                 --        (12,080,525)
     Changes in assets and liabilities that provided (used) cash:
        Accounts receivable, net                                                   3,127,322        164,277,423         21,350,894
        Inventories                                                                1,164,036         11,617,313        (12,542,257)
        Deposits and other                                                       (30,337,866)         2,226,118         (3,033,837)
        Accounts payable                                                         (20,687,562)       (17,268,735)      (125,087,533)
        Accrued liabilities                                                       20,571,285          5,728,817         (4,887,962)
        Other                                                                      3,740,781          2,488,844           (468,737)
                                                                            ----------------   ----------------   ----------------
          Net cash provided by operating activities                              280,509,353        243,892,805        220,049,392
                                                                            ----------------   ----------------   ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                             (25,709,638)       (21,651,761)       (27,403,973)
Decrease (increase) in restricted cash                                            69,362,303        (69,362,303)                --
                                                                            ----------------   ----------------   ----------------
          Net cash provided by (used in) investing activities                     43,652,665        (91,014,064)       (27,403,973)
                                                                            ----------------   ----------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from borrowings                                                                  --                 --         40,000,000
Repayments of borrowings                                                         (10,000,000)      (140,056,703)      (107,847,297)
Contributions                                                                             --         13,516,477         10,095,134
Distributions                                                                   (226,000,000)       (64,525,431)      (102,241,088)
                                                                            ----------------   ----------------   ----------------
          Net cash used in financing activities                                 (236,000,000)      (191,065,657)      (159,993,251)
                                                                            ----------------   ----------------   ----------------
          Net increase (decrease) in cash and cash equivalents                    88,162,018        (38,186,916)        32,652,168
CASH AND CASH EQUIVALENTS
Beginning of year                                                                 36,083,124         74,270,040         41,617,872
                                                                            ----------------   ----------------   ----------------
End of year                                                                 $    124,245,142   $     36,083,124   $     74,270,040
                                                                            ================   ================   ================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                      $        177,883   $      4,336,114   $     33,056,514

             See the notes to the consolidated financial statements.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

1.       BACKGROUND AND NATURE OF OPERATIONS

         BACKGROUND

         Prior to 1999, Dynegy Power Corp. ("DPC"), an indirect wholly owned subsidiary of Dynegy Holdings Inc. ("Dynegy"), and NRG Energy, Inc. ("NRG"), a majority owned subsidiary of Northern States Power Company until its merger with New Century Energies, Inc., to form Xcel Energy, Inc., in August 2000 (collectively, the "Sponsors") each held a 50% interest in two limited liability companies: El Segundo Power, LLC ("ESP"), and Long Beach Generation LLC ("LBG") (collectively, the "Historical LLCs"). In May 1999, the Sponsors acquired the assets and liabilities which make up Cabrillo Power I LLC ("Cabrillo I") and Cabrillo Power II LLC ("Cabrillo II") (collectively, the "New LLCs"). Effective June 30, 1999, the Sponsors formed WCP Generation Holdings LLC ("Holdings") and West Coast Power LLC ("WCP", "we", "us" or "our"), both of which are Delaware limited liability companies. The Sponsors have an equal interest in Holdings and share in profits and losses equally. WCP is wholly owned by Holdings and serves as a holding company for the Historical LLCs and New LLCs. NRG was an indirect, wholly owned subsidiary of Xcel Energy, Inc. and NRG became an independent public company upon its emergence from bankruptcy on December 5, 2003. NRG no longer has any material affiliation or relationship with Xcel Energy.

         Upon formation of WCP, the assets and liabilities of ESP, LBG, Cabrillo I and Cabrillo II (collectively the "LLCs") were contributed to WCP by the Sponsors and were recorded at their historical costs because the transfer represented a reorganization of entities under common control. Operations are governed by the executive committee with two representatives from each Sponsor.

         NATURE OF OPERATIONS

         ESP owns a 670-megawatt ("MW") plant located in El Segundo, California, consisting of two operating steam electric generating units. The facility operates as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets.

         LBG owns a 470-MW plant located in Long Beach, California, consisting of seven gas turbine generators and two steam turbine units. The facility operates as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets.

         Cabrillo I owns a 970-MW plant located in Carlsbad, California, consisting of five steam electric generating units and one combustion turbine. The facility operates as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets.

         Cabrillo II owns 17 combustion turbines of which 13 are operational with an aggregate capacity of 202-MW located throughout San Diego County, California. The facility operates as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

2.       ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include our accounts after eliminating intercompany accounts and transactions.

         USE OF ESTIMATES IN FINANCIAL STATEMENT PREPARATION

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to develop estimates and to make assumptions that affect the reported financial position and results of operations and that impact the nature and extent of disclosure, if any, of contingent liabilities. We review significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Judgments and estimates are based on our beliefs and assumptions derived from information at the time such estimates are made. Adjustments made with respect to these estimates often relate to information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the financial statements. Such estimates include, among other things, developing fair value assumptions, analyzing tangible and intangible assets for possible impairment, estimating useful lives of our assets and determining and assessing amounts to accrue for estimated reserves for probable contingencies such as those discussed in Note 9. Actual results could differ materially from those estimates.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of all demand deposits and funds invested in short-term investments with an original maturity of three months or less.

         RESTRICTED CASH

         Restricted cash represents cash that is unavailable for general purpose cash needs. Such amounts were restricted pursuant to our credit agreement, which was repaid during 2003.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS

         We establish provisions for losses on accounts receivable if it is reasonable to assume we will not collect all or part of outstanding balances. We review collectibility and establish or adjust our allowance as necessary using the specific identification method. As of December 31, 2003 and 2002, we have reserved $391,819,281 and $401,612,906, respectively, as a net allowance for doubtful accounts relating to receivables owed to us by the California ISO (the "ISO") and the California Power Exchange (the "PX").

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         INVENTORIES

         Inventories are valued at the lower of market or cost using the last-in, first-out ("LIFO") or the average cost methods and are comprised of the following at December 31, 2003 and 2002:

                                                    2003               2002
                                                -------------      -------------
Emissions credits (average cost)                $   5,366,618      $   6,257,560
Materials and supplies (average cost)               6,417,638         10,390,591
Fuel oil (LIFO)                                    13,842,243         14,799,178
                                                -------------      -------------
                                                $  25,626,499      $  31,447,329
                                                =============      =============

         Emission credits represent costs paid by us to acquire additional NOx credits. We use these credits to comply with emission caps imposed by various environmental laws under which we must operate. As individual credits are used, costs are recognized as operating expense. See additional discussion below at "Environmental Costs."

         PLANT AND EQUIPMENT

         Property, plant and equipment, which consists primarily of power generating facilities, furniture and fixtures and computer equipment, is recorded at historical cost. Expenditures for major replacements, renewals and major maintenance are capitalized. We consider major maintenance to be expenditures incurred on a cyclical basis in order to maintain and prolong the efficient operation of our assets. Expenditures for repairs and minor renewals to maintain assets in operating condition are expensed. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from 3-25 years. The estimated economic service lives of our asset groups are as follows:

Power generating facilities                      7 - 25 years
Furniture and fixtures                           3 - 5 years
Other miscellaneous                              5 - 20 years

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the carrying amounts of long-lived assets could be impaired, an evaluation of recoverability is performed that compares the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down is required. If this evaluation indicates that the assets will not be recoverable, the carrying value of the assets would be reduced to their estimated fair value. In August 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement No. 144"). Statement No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. Our adoption of Statement No. 144 on January 1, 2002, did not have any impact on our financial position or results of operations.

         In December 2003, we tested our long-lived assets for impairment in accordance with Statement No. 144. After performing the test, it was concluded that no impairment was necessary.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         ASSET RETIREMENT OBLIGATION

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("Statement No. 143"). WCP adopted SFAS No. 143, which provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, effective January 1, 2003. Under Statement No. 143, an Asset Retirement Obligation ("ARO") is recorded at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset.

         Upon adoption of Statement No. 143, existing environmental liabilities in the amount of $5,200,000 were reversed in the first quarter 2003. The fair value of the remediation costs estimated to be incurred upon retirement of the respective assets is included in the ARO and was recorded upon adoption of Statement No. 143. Since the previously accrued liabilities exceeded the fair value of the future retirement obligations, the impact of adopting Statement No. 143 was an increase in earnings of $1,029,756 in the first quarter 2003, which is the cumulative effect of change in accounting principles in the consolidated statement of operations.

         At January 1, 2003, our ARO liabilities were approximately $8,020,242 which includes monitoring charges related to El Segundo Units 1 and 2 as well as dismantlement and remediation at the Cabrillo II facilities since these assets reside on lease property. Annual depreciation of the ARO assets resulting from adoption of this standard and the accretion of the liability towards the ultimate obligation amount were $644,483 and $697,472, respectively, during 2003. During 2003, we settled $1,085,735 relating to our ARO. At December 31, 2003, our ARO liabilities are $7,631,979.

         In addition to these liabilities, we also have potential retirement obligations for dismantlement of our other power generation facilities. Our current intent is to maintain these facilities in a manner such that they will be operated indefinitely. Liabilities will be recorded in accordance with Statement No. 143 at such time as our operations change and a liability is incurred.

         The following pro forma financial information has been prepared to give effect to the adoption of Statement No. 143 as if it had been adopted January 1, 2001:

                                                                                              YEAR ENDED
                                                                                              DECEMBER 31,
                                                                                     --------------------------------
                                                                                         2002               2001
                                                                                     -------------     --------------
Net income, as reported                                                              $  34,144,995     $  326,358,718
Pro forma adjustments to reflect retroactive adoption of Statement No. 143              (1,224,171)        (1,164,184)
                                                                                     -------------     --------------
Pro forma net income                                                                 $  32,920,824     $  325,194,534
                                                                                     =============     ==============

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         GOODWILL

         Prior to 2002, goodwill was amortized on a straight-line basis over its 3 to 27 year estimated useful life. However, we adopted SFAS No. 142, Goodwill and Other Intangible Assets ("Statement No. 142"), effective January 1, 2002, and, accordingly discontinued amortizing goodwill. We incurred no impairment of goodwill upon the adoption of Statement No. 142.

         In accordance with Statement No. 142, we subject goodwill to a fair value-based impairment test on at least an annual basis. The estimation of fair value is highly subjective, inherently imprecise and can change materially from period to period based on, among other things, an assessment of market conditions, projected cash flows and discount rate. We currently perform our annual impairment test in the fourth quarter after the annual budgetary process.

         FEDERAL INCOME TAXES

         We are not a taxable entity for federal income tax purposes. Accordingly, there is no provision for income taxes in the accompanying consolidated financial statements.

         REVENUE RECOGNITION

         Revenues from the sale of energy and ancillary services are recorded based upon output delivered and/or service provided priced at market or by contract. Revenues received from the Reliability Must Run Agreement ("RMR") with the ISO are primarily derived from availability payments and amounts based on reimbursing variable costs. Revenues identified as being subject to future resolution are accounted for as discussed above at "Allowance for Doubtful Accounts".

         ENVIRONMENTAL COSTS

         Environmental costs relating to current operations are expensed. Liabilities are recorded when environmental assessment indicates remedial efforts are probable and the costs can be reasonably estimated.

         CONCENTRATION OF CREDIT RISK

         We sell our electricity production to purchasers of electricity in California, which included the PX (prior to its Chapter 11 bankruptcy in 2001), the ISO and, beginning in 2001, the California Department of Water Resources ("CDWR") and Dynegy Power Marketing, Inc. ("DYPM"). We remain exposed to credit risk on our outstanding ISO and PX receivables for power delivered from November 2000 through January 2001. We established reserves against this credit risk that we consider appropriate as further discussed in above at "Allowance for Doubtful Accounts".

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt instruments and derivative instruments to hedge commodity price and interest rate risk. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturities of these instruments. The fair value of our debt instruments is considered to approximate the carrying amount of these instruments as their interest rates are based on the London Interbank Offering Rate ("LIBOR"). Additionally, we had entered into certain interest rate swap agreements as well as fair value hedges and electricity options. The fair value of these instruments is discussed in Note 8 and Note 5, respectively.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         ACCOUNTING FOR DERIVATIVE INSTRUMENTS

         We may enter into various derivative instruments to hedge the risks associated with changes in commodity prices and interest rates. We use physical forward contracts to hedge a portion of our exposure to price fluctuations of natural gas and electricity.

         Effective January 1, 2001, hedging gains and losses are recognized in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement No. 133").

         Under Statement No. 133, as amended, we recognize all derivative instruments on the balance sheet at their fair values, and changes in fair value are recognized immediately in earnings, unless the derivatives qualify, and are designated, as hedges of future cash flows or fair values, or qualify, and are designated, as normal purchases and sales. For derivatives treated as hedges of future cash flows, we record the effective portion of changes in the fair value of the derivative instrument in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a cash flow hedge is reported in earnings immediately. For derivatives treated as fair value hedges, we record changes in the fair value of the derivatives and changes in the fair value of the hedged risk attributable to the related asset, liability or firm commitment in current period earnings. Derivatives treated as normal purchases or sales are recorded and recognized in income using accrual accounting.

         We adopted Statement No. 133 on January 1, 2001, and recorded an immaterial cumulative effect adjustment to other comprehensive income attributable to certain gas and interest rate cash flow hedges. There was no impact on net income at adoption.

3.       GOODWILL

         We recognized a $39 million impairment charge in 2003 based on our annual goodwill impairment test. We calculated our fair value using a discounted future cash flows methodology. Fair value was negatively impacted by the expiration of the CDWR contract in December 2004 coupled with decreasing power prices and current market conditions. Please read Note 7. The impairment charge is included in Impairment charges on the consolidated statements of operations.

         The following table shows what our net income would have been in 2001 if goodwill had not been amortized during that period, compared to the net income recorded in 2003 and 2002:

                                                    2003            2002           2001
                                               --------------  -------------  --------------
Reported net income                            $  233,269,840  $  34,144,995  $  326,358,718
Add back: goodwill amortization                            --             --       2,835,208
                                               --------------  -------------  --------------
Adjusted net income                            $  233,269,840  $  34,144,995  $  329,193,926
                                               ==============  =============  ==============

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

4.       IMPAIRMENT OF LONG-LIVED ASSETS

         In July 2002, we were notified that land leases associated with four Cabrillo II combustion turbines would not be renewed. We determined that these turbines would be sold rather than relocated to an alternate site for continued use. As a result, an impairment charge of $13,400,000 was recognized in 2002 and represented the difference between the carrying value of the four turbines and the estimated net proceeds from their prospective sale. In addition, a $5,200,000 liability was recorded for the estimated cost of restoring the land on which the turbines are located to its original condition. This reserve was reversed upon adoption of SFAS 143 in 2003. Please read Note 2 - Assets Retirement Obligation. As of December 31, 2003, these turbines had not been sold.

5.       DERIVATIVES AND HEDGING

         During the years ended December 31, 2003, 2002 and 2001, there was no material ineffectiveness from changes in fair value of hedge positions, and no amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows. Additionally, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable.

         We have entered into a series of fixed price electricity purchases to hedge a portion of the fair value of our fixed price CDWR Power Purchase Agreement ("PPA"). During the years ended December 31, 2003 and 2002, there was no ineffectiveness from changes in fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness. Additionally, no amounts were recognized in relation to firm commitments that no longer qualified as fair value hedge items.

         We have also entered into interest rate swap agreements, which effectively exchanged variable interest rate debt for fixed interest rate debt. The agreements were used to reduce the exposure to possible increases in interest rates. We entered into these swap agreements with major financial institutions. On June 28, 2002, we terminated the interest rate swap agreements concurrently with the refinancing of our debt. Breakage fees of approximately $5,200,000 were expensed at the time of refinancing.

         The value of the fair value hedges at December 31, 2003 and 2002, was approximately $(8,739,539) and $(83,600,000) and is included in liabilities from risk-management activities on the consolidated balance sheets. The corresponding value of the hedged risk is approximately $8,739,539 and $83,600,000 and is included in assets from risk-management activities on the consolidated balance sheets.

6.       RELATED PARTIES

         We purchase fuel for our plants under full requirement natural gas supply agreements ("GSAs") with Dynegy Marketing and Trade ("DMT"), one of our affiliates. Charges for fuel are based upon similar terms and conditions as could be obtained from unrelated third parties. Fuel purchases from DMT are included in affiliated operating costs in the consolidated statement of operations.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         We contracted with DYPM to provide all power scheduling, power marketing and risk management for us under an energy management agreement (the "EMA"). Sales of power under the EMA through DYPM were $617,370,571, $540,114,356 and $1,077,421,540 for the years ended
         December 31, 2003, 2002 and 2001, respectively. Additionally, we contracted with DMT to provide all scheduling of fuel supply.

         We contracted with NRG West, Inc., one of our affiliates, to manage our facilities under the operations and management services agreements ("OMSA"). The services provided under the OMSA consisted primarily of overseeing the operations and maintenance efforts of Southern California Edison ("SCE") and San Diego Gas and Electric ("SDG&E"). SCE operated ESP and LBG until April 2000, and SDG&E operated Cabrillo I and Cabrillo II until May 2001. We then entered into Operation and Maintenance ("O&M") agreements with NRG Cabrillo Power Operations Inc. and NRG El Segundo Operations Inc., two of our affiliates, for Cabrillo I and Cabrillo II effective May 2001 and for ESP and LBG effective April 2000. Fees for services primarily include recovery of the costs of operating the plant as approved in the annual budget as well as a base monthly fee. When the OMSAs were terminated once NRG became operator, we contracted with NRG Development Company, Inc., one of our affiliates, to provide services under the Administrative Management Agreement (the "AMA"). Services provided under the AMA include local services not covered under the O&M agreements, including environmental, engineering, legal and public relations services. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

         We entered into an administrative services management agreement (the "ASMA") with Dynegy Power Management Services, L.P., one of our affiliates, which provides administrative services such as business management and accounting to us. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

         In addition to the related-party transactions listed above, we made $14,200,000 in interest payments in 2002 to DMT under a forbearance agreement with DMT with respect to our noncompliance with the GSA. The effective interest rate on the deferred balance was prime rate plus 2%. All amounts due under the forbearance agreement have been paid and the forbearance agreement terminated. In 2003 and 2001, no interest was paid to DMT.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         As described above, our affiliates provide various services for us. Charges for these services are included in our operating and general and administrative expenses and consisted of the following for the years ended December 31, 2003, 2002 and 2001:

DYNEGY'S RELATED COST

                                                                                   2003                2002              2001
                                                                              ----------------   ----------------   ----------------
OPERATING COSTS
Fuel                                                                          $    258,133,778   $    401,650,246   $  1,054,268,850
EMA charges                                                                          9,141,394         10,345,506         17,016,988
ASMA charges                                                                           207,095                 --                 --
                                                                              ----------------   ----------------   ----------------
                                                                              $    267,482,267   $    411,995,752   $  1,071,285,838
                                                                              ================   ================   ================
ASMA fees included in general and administrative
  expenses                                                                    $      1,331,007   $      1,297,759   $      1,374,214
                                                                              ================   ================   ================

NRG'S RELATED COST

                                                                                   2003                2002              2001
                                                                              ----------------   ----------------   ----------------
OPERATING COSTS
OMSA, O&M and AMA charges                                                     $     35,471,858   $     44,530,647   $     51,935,752
                                                                              ================   ================   ================

7.       POWER PURCHASE AGREEMENT

         We entered into a long-term Power Purchase Agreement with the CDWR in March 2001. From inception through December 31, 2001, the CDWR contracted for system contingent capacity and energy sales of an aggregate of 1,000 MW from our facilities. From January 2002 through December 31, 2004, the CDWR contracted for fixed price firm energy and system contingent capacity and energy representing a substantial portion of WCP's capacity. Sales to CDWR constituted approximately 88% and 93% of revenues net of reserves in 2003 and 2002, respectively.

         Unless a new contract is signed or the contract is renegotiated prior to the expiration of the CDWR contract, our assets will operate as merchant facilities beginning in 2005. Due to transmission constraints, power prices vary substantially across Western Electric Coordinating Council ("WECC") and are generally highest in Southern California, where our facilities are located. While we believe there is not currently an oversupply of generation in Southern California, and power prices are generally strong, it is likely that our facilities will be significantly less profitable as merchant facilities compared to profits generated under the CDWR contract.

8.       DEBT

         In August 1999, we entered into a credit agreement with a five-year, $322,500,000 amortizing term loan with a balloon payment and a $40,000,000 working capital facility line of credit (the "Credit Agreement"). The Credit Agreement was scheduled to mature in June 2004.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         In September 1999, we entered into two interest rate swap agreements related to the Credit Agreement. One agreement effectively fixed the interest rate at 6.435% for the first $60,000,000 and matured in June 2002. The second agreement effectively fixed the interest rate at 6.230% for an incremental $40,000,000 and was scheduled to mature in June 2003. These swaps were designated as hedges of the future cash outflows associated with interest payments on the debt. The second agreement was terminated in 2002 as part of the refinancing discussed below, and the remaining deferred loss was reclassified from other comprehensive income to interest expense.

         In June 2002, we refinanced the Credit Agreement with a 364-day bank facility consisting of a $100,000,000 letter of credit line, a $10,000,000 term loan commitment and a $10,000,000 working capital loan commitment (the "Refinanced Credit Agreement"). In conjunction with the refinancing, $3,400,000 of deferred financing costs related to the original Credit Agreement were expensed. We incurred additional debt issuance costs of $4,900,000 in connection with the refinancing. Such costs were capitalized and amortized over the remaining term of the Credit Agreement and are included in prepaid expenses and other current assets. At December 31, 2002, unamortized debt issuance costs approximated $2,400,000.

         In June 2003, we replaced the Refinanced Credit Agreement with an 18-month $50,000,000 letter of credit facility. With the replacement of the Refinanced Credit Agreement, we are no longer required to maintain restricted cash funds. This agreement requires us to post equal amounts of cash collateral for all letters of credit issued. This letter of credit facility incurs fees at the rate of 0.50% on any outstanding letters of credit plus a commitment fee at the rate of 0.25% on any unused amount of the commitment. At December 31, 2003, our deposit for collateral was $21,600,000. Of this deposit, $15,100,000 was issued in letters of credit. We incurred financing costs of $694,000 in connection with the new agreement. Such costs have been capitalized and are being amortized over the remaining term of the new agreement and are included in prepaid expenses and other current assets. At December 31, 2003, unamortized debt issuance costs approximated $463,000.

         Our interest costs on the term loans, working capital loans and interest rate swaps (including swap termination costs and amortization costs, which are included in depreciation and amortization on the consolidated statements of operations) totaled approximately $2,900,000, $15,400,000 and $18,600,000 for 2003, 2002 and 2001,
         respectively.

9.       COMMITMENTS AND CONTINGENCIES

         Set forth below is a description of our material legal proceedings. In addition to the matters described below, we are party to legal proceedings arising in the ordinary course of business. In management's opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations, or cash flows.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         We record reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable under SFAS No. 5, Accounting for Contingencies. For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Please see Note 2 for further discussion. Environmental reserves do not reflect management's assessment of the insurance coverage that may be applicable to the matters at issue, whereas litigation reserves do reflect such potential coverage. We cannot guarantee that the amount of any reserves will cover any cash obligations we might incur as a result of litigation or regulatory proceedings, payment of which could be material.

         With respect to some of the items listed below, management has determined that a loss is not probable or that any such loss, to the extent probable, is not reasonably estimable. In some cases, management is not able to predict with any degree of certainty the range of possible loss that could be incurred. Notwithstanding these facts, management has assessed these matters based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management's judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         CALIFORNIA MARKET LITIGATION

         Ten class action lawsuits were filed in 2000-2001 which name us and other related and unrelated parties based on the events occurring in the California power market. The complaints allege that defendants engaged in unfair business practices, price fixing and other antitrust violations. Seven of the ten class action lawsuits were dismissed on the grounds of federal preemption and the filed rate doctrine. Plaintiffs have appealed those rulings to Ninth Circuit U.S. Court of Appeals. The three remaining cases are still pending.

         Two other actions naming WCP and the LLCs were filed in 2002 with allegations similar to those cases referenced in the previous paragraph on behalf of residents of Washington and Oregon. In May 2003, the plaintiffs voluntarily dismissed these actions and refiled them in California Superior Court as a class action complaint. The complaint, which was brought on behalf of consumers and business in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana that purchased energy from the California market, alleges violations of the Cartwright Act and unfair business practices. We have removed the action from state court and consolidated it with existing actions pending before the United States District Court for the Northern District of California. The hearing on plaintiffs' appeal to remand to state court occurred in February 2004. The judge stayed his ruling on the appeal pending the Ninth Circuit's ruling.

         In 2002, the California Attorney General filed, on behalf of the People of the State of California, complaints in San Francisco Superior Court against several owners of power generation facilities, including WCP and the LLCs. The complaint alleges unfair competition in connection with transactions in the California ISO ancillary services market. These lawsuits were subsequently removed to the U.S. District Court for the Northern District of California. In March 2003, these lawsuits were dismissed based upon the filed rate doctrine and federal preemption principles. The California Attorney General has appealed this decision to the Ninth Circuit Court of Appeals. The case has been fully briefed and argued and is under submission before the court.

         In November 2002, a class action was filed in the California Superior Court on behalf of purchasers of natural gas and electricity in the State of California. Plaintiffs allege damages as the result of the defendants' alleged false reporting of pricing and volume information regarding natural gas transactions. The LLCs are named as defendants. In July 2003, the Court granted defendants' motions to dismiss all causes of action with leave to amend. Plaintiffs have amended their complaint and the case is still pending.

         We believe that we have meritorious defenses to the claims listed above and intend to defend against them vigorously. Management believes it has recorded adequate reserves relating to these claims; however, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         FERC RELATED REGULATORY INVESTIGATIONS-REQUESTS FOR REFUNDS

         In July 2001, the FERC initiated a hearing to establish refunds to electricity customers, or offsets against amounts owed to electricity suppliers, during the period of October 2, 2000 through June 20, 2001. In particular, the FERC established a methodology to calculate mitigated market clearing prices in the ISO and the PX markets. In December 2002, the administrative law judge issued his recommendations regarding the appropriate level of refunds or offsets. Those recommendations, however, do not fully reflect proposed refund or offset amounts for individual companies. In October 2003, FERC issued two orders addressing various applications for rehearing, including ours, of its previous refund orders. The orders granted numerous requests by the parties, the most significant of which was the denial of a request to change the gas pricing methodology (see subsequent paragraph) and requiring the ISO and PX to re-run settlements to calculate refund liability of market participants. We do not expect a final refund calculation until August 2004 at the earliest.

         Also in October 2003, the LLCs and DYPM, among others, filed a Petition for Review in the United States Circuit Court of Appeals for the District of Columbia Circuit challenging numerous FERC orders relating to our refund liability and similar matters arising out of various energy transactions in California and elsewhere in the West for the period May 2000 to June 2001. Other parties also have filed similar appeals to the DC circuit and in the Ninth Circuit. We are unable to predict when the case will be heard, when a decision will be issued, or the effects of the decision on our financial condition, results of operations and cash flows.

         In August 2002, the FERC requested comments on a proposal made by the FERC staff to change the method for determining natural gas prices for purposes of computing the mitigated market-clearing price that it intends to utilize in calculating refunds for sales of power in California power markets during the period from October 2, 2000, to June 19, 2001. The proposal, adopted by the FERC in March 2003, replaced the gas prices used in the computation, thus reducing the mitigated market clearing price for power and increasing calculated refunds, subject to a provision that generally would provide full recoverability of actual gas costs paid by the generators to third parties. In April 2003, we also sought rehearing of the FERC's decision changing the gas pricing methodology. An order denying rehearing was issued in October 2003, although FERC has deferred the calculation of actual gas costs offsets to a later order.

         Management believes it has recorded adequate reserves relating to these claims; however, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

         TRADING STRATEGIES INVESTIGATION

         In June 2003, the FERC issued an order to show cause why the activities of certain participants in the California power markets from January 1, 2000 to June 20, 2001, including us, did not constitute gaming and/or anomalous market behavior as defined in the ISO and PX tariffs.

         In January 2004, we and FERC Trial Staff submitted a stipulation and settlement agreement with the presiding administrative law judge to settle the issues raised in the above referenced Order to Show Cause. The settlement provides that WCP will pay to FERC the sum of $3,014,942, without admitting to the allegations in the show cause order, without admitting that it violated any tariff, regulation, order, or statute, and without admitting that it adversely affected prices in any market. The full Commission must approve the settlement before it becomes final.

WEST COAST POWER LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

         ANOMALOUS BIDDING BEHAVIOR INVESTIGATION

         In June 2003, the FERC issued an order requiring parties to demonstrate that certain bids did not constitute anomalous market behavior. Specifically, the order requires the FERC Staff to investigate all parties who bid above the level of $250/MWH in the ISO and PX markets during the period from May 1, 2000 to October 2, 2000. Parties identified through this process will be required to demonstrate why this bidding behavior did not violate market protocols. The order also states that, to the extent such practices are not found to be legitimate business behavior, the FERC will require the disgorgement of all unjust profits for that period and will consider other non-monetary remedies, such as the revocation of market-based rate authority. We believe that we have meritorious defenses against these claims and intend to defend against them vigorously.

         Management believes it has recorded adequate reserves relating to these claims; however, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

         OTHER FERC AND CALIFORNIA INVESTIGATIONS

         In addition to civil litigation and refund proceedings, we are also subject to a number of investigations and inquiries by FERC and orders regarding our past trading practices. In 2002 and 2003, the FERC issued data requests to us and numerous other energy companies seeking information with respect to reporting whether these companies engaged in physical withholding of power in California. We have responded timely to all such requests and intend to cooperate fully with these investigations. Nevertheless, we cannot predict with certainty how or when these investigations will be resolved.

         We are party to a number of FERC proceedings relating to (a) the formula pricing under our Reliability Must Run Contracts with Cabrillo Power I LLC, Cabrillo Power II LLC and the ISO, (b) the FERC price mitigation plan for wholesale power transactions in spot markets in the Western Systems Coordinating Counsel in effect from June 2001 through October 2002, and (c) our request that the ISO collect from CDWR, on our behalf, past due amounts for services we previously provided to Southern California Edison Company and Pacific Gas and Electric Company. Because of the complexity and stage of these matters, we are unable to predict how these proceedings may affect WCP.

         WESTERN LONG-TERM CONTRACT COMPLAINTS

         In February 2002, the California Public Utilities Commission and the California Electricity Oversight Board filed complaints with the FERC asking that it void or reform power supply contracts between the CDWR and, among others, WCP. The complaints allege that prices under the contracts exceed just and reasonable prices permitted under the FPA. In June 2003 the FERC ruled that long-term contracts with the CDWR, including WCP, were valid and would be upheld. In August 2003, various California parties filed a request for a rehearing on the long-term contract issue with FERC. In November 2003, FERC denied the applications for rehearing, providing, again, an opinion in favor of upholding the long-term contracts. The California Public Utilities Commission has also filed for Petition of Review in the Ninth Circuit appealing the denial of the application for rehearing at FERC. We are awaiting rulings on all of these filings. Because of the complexity and state of this matter, the effect on us and whether it will lead to additional litigation cannot be predicted with certainty.